Exhibit 10.1
SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT is made and entered into as of March 3, 2016 (this “Agreement”) by and among CST Brands, Inc., a Delaware corporation (the “Company”), and the entities and natural persons listed on the signature page hereto (each, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to herein as the “Parties.”

Section 1.	Settlement Covenants.

(a)
Board Appointment. The Company has been discussing with a Class III director of the Company (the “Incumbent Director”) the possibility of such director retiring and not standing for re-election at the 2016 annual meeting of stockholders of the Company (the “2016 Annual Meeting”). The Company agrees that promptly following the execution of this Agreement, the Company will (i) accept the resignation of the Incumbent Director from the Board of Directors of the Company (the “Board”) and, to fill the vacancy created by accepting such resignation, appoint Thomas W. Dickson (the “New Director”) to the Board as a Class III director and (ii) issue a public statement to the effect that the Company is initiating a process to review strategic alternatives. As a Class III director, the New Director shall stand for election at the 2016 Annual Meeting together with the Company’s other nominees. The Board shall recommend (and shall not change such recommendation in a manner adverse to the New Director unless required to do so by the Board’s fiduciary duties) that the Company’s stockholders vote in favor of the Board’s entire slate (including the New Director) at the 2016 Annual Meeting, and the Company shall use its reasonable best efforts to cause the election of the New Director to the Company’s Board at the 2016 Annual Meeting (including soliciting proxies for the election of such New Director) and otherwise supporting such New Director for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(b)
Replacements. The Company agrees that if the New Director is unable to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as defined below), then the Investors shall have the ability to recommend a substitute person(s); provided that any substitute person recommended by the Investors shall qualify as “independent” pursuant to New York Stock Exchange (“NYSE”) listing standards, and have relevant financial and business experience to fill the resulting vacancy. In the event the Nominating and Governance Committee of the Board (the “Nominating Committee”) does not accept a substitute person recommended by the Investors, the Investors will have the right to recommend additional substitute person(s) for consideration by the Nominating Committee. Upon the acceptance of a replacement director nominee by the Nominating Committee, the Board will take such actions as to appoint such replacement director to the Board no later than 5 business days after the Nominating Committee recommendation of such replacement director.

(c)
Committees of the Board. The Company agrees that following the Board’s establishment of a committee of the Board to oversee the strategic review contemplated by Section 1(a)(ii) (the “Board Committee”), the New Director shall be appointed as a member of the Board Committee and shall be considered along with all other Board members for Board committee appointments in connection with the Board’s annual review of committee composition.

Section 2.	2016 Annual Meeting.

(a)
Effective immediately, each Investor hereby irrevocably withdraws and renounces any intention to nominate any person for election as a director at the 2016 Annual Meeting and agrees not to bring any nominations or other business or proposals before or at the 2016 Annual Meeting.

(b)
At the 2016 Annual Meeting, and at each special meeting of stockholders held prior to the expiration of the Standstill Period, each of the Investors agrees to cause the Investor Shares (as defined below) to be present for purposes of establishing a quorum and to cause the Investor Shares to be voted by proxy in favor of (i) the election of any director nominated by the Board and (ii) otherwise in accordance with the Board’s recommendation, including in favor of any other matter recommended for stockholder approval by the Board; provided that to the extent that the recommendation of Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board’s recommendation with respect to any matter other than the election of directors to the Board, the Investors shall have the right to vote the Investor Shares in accordance with the recommendation of ISS or Glass Lewis with respect to such matters; provided further that the Investors may vote the Investor Shares in their discretion with respect to any tender offer, exchange offer, merger, consolidation, business combination or other change-of-control transaction of the Company. “Investor Shares” means any and all shares of voting stock of the Company held beneficially or of record as of an applicable record date by the Investors and, with respect to Investors that are entities, the Affiliates and Associates (as each term is defined below) of such Investors, and, with respect to Investors that are individuals, the Family Members (as defined below) of such Investor.

Section 3.	Standstill.

(a)
Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates or Family Members will, and it will cause each of its Affiliates and Associates and Family Members not to, directly or indirectly, in any manner, acting alone or in concert with others, take any of the following actions or advise, recommend, request, encourage, solicit, influence or induce any other person to take any of the following actions, or announce any intention to take of the following actions:

(i)
submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;

(ii)
engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce or seek to advise, encourage or influence any other person with respect to the voting of any voting stock of the Company (including any withholding from voting) or grant a proxy with respect to the voting of any voting stock of the Company to any person other than to the Board or persons appointed as proxies by the Board;

(iii)	seek to call, or to request the call of, a special meeting of the Company’s stockholders;

(iv)	make a request for a list of the Company’s stockholders or for any books and records of the Company;

(v)
form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting stock of the Company or deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement or pooling arrangement (other than a “group” that consists solely of all or some of the persons identified in this Agreement or any of their respective Affiliates or Associates);

(vi)	vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board not in violation of the terms of this Agreement;

(vii)
except as specifically provided in Section 1 of this Agreement, seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board or the committees thereof;

(viii)
acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(ix)
other than at the direction of the Board or any committee thereof, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend or distribution or change in dividend or distribution policy, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;

(x)
acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any voting stock of the Company that, together any voting stock beneficially owned thereby, represents in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof) in excess of 4.9% of the Company’s outstanding voting stock; or sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying voting stock of the Company held by the Investors and their Affiliates, Associates and Family Members;

(xi)
disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or publicly request or advance any proposal to amend, modify or waive the terms of this Agreement; provided that the Investors may make confidential requests to the Board to amend, modify or waive any provision of this Section 3, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Investors and is made by the Investors in a manner that does not require the public disclosure thereof by the Company, the Investors or any other person;

(xii)
institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 3 or otherwise take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xiii)
enter into any negotiations, discussions, agreement, arrangement or understanding with any person concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Investors from: (A) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3, or (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investors or any of their respective Affiliates or Associates, provided that a breach by Investor of this Agreement is not the cause of the applicable requirement. Furthermore, nothing in this Agreement shall be deemed to restrict in any way the ability of the New Director (or any of his replacements selected pursuant to this Agreement) from fulfilling their statutory duties as directors.

(b)	As used in this Agreement:

(i)	the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii)	the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iii)	the term “Family Members” shall mean, with respect to an Investor, the spouse of such Investor and the children (including by adoption) of such Investor;

(iv)
the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(v)
the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is 30 calendar days prior to the deadline for the submission of stockholder nominations of directors for the 2017 annual meeting of stockholders of the Company pursuant to the Company’s Bylaws.

Section 4.
Representations and Warranties of the Company. The Company represents and warrants to the Investors that the Company has the corporate power and authority to execute the Agreement and to bind it thereto, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

Section 5.
Representations and Warranties of the Investors. Each Investor jointly and severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns only the number of shares of voting stock of the Company as described opposite its name on Exhibit A and, other than through the shares of voting stock beneficially owned as set forth on Exhibit A, neither the Investors nor any Affiliate, Associate or Family Member thereof has or may exercise any voting rights with respect to any shares of the Company’s capital stock or beneficial ownership of or economic exposure to the Company’s voting stock (e.g., through swaps, short sales or other derivative arrangements) except as otherwise disclosed to the Company prior to the date of this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof.

Section 6.	Mutual Non-Disparagement.

(a)
Each Investor agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b)
The Company hereby agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Investor or any of its agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Representatives.

(c)
Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party must provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required by under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 6, and reasonably consider any comments of such other Parties.

(d)
The limitations set forth in Section 6(a) and 6(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 6(a) and 6(b) if such statement by the other party was made in breach of this Agreement.

Section 7.
Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release in the form set forth on Exhibit B (the “Press Release”). Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. None of the Investors shall issue or cause to be issued a separate press release in connection with this Agreement or the matters contemplated hereby, and no Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

Section 8.
Affiliates, Associates and Family Members. Each Investor agrees to cause its respective Affiliates, Associates and Family Members to comply with the terms of this Agreement, and the Investors shall be jointly and severally responsible for any breaches of this Agreement by the Investors’ Affiliates, Associates and Family Members.

Section 9.
Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 10.
Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Investors for their reasonable related fees and expenses, including such fees and expenses of counsel for the Investors, in an amount not to exceed in the aggregate $17,500.

Section 11.
Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, email addresses and facsimile numbers for such communications shall be:

To the Company:
CST Brands, Inc.
One Valero Way
Building D, 4th Floor
San Antonio, TX 78249
Email: gerard.sonnier@cstbrands.com
Attention: Gérard J. Sonnier
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
E-mail: lsmakow@wlrk.com; gsmoodie@wlrk.com
Attention: Lawrence S. Makow and Gordon S. Moodie
To the Investors:
JCP Investment Management, LLC
1177 West Loop South, Suite 1650
Houston, TX 77027
Attention: James C. Pappas
Email: jcp@jcpinv.com
with a copy to (which shall not constitute notice):
Olshan Frome Wolosky LLP
65 East 55th Street, Park Avenue Tower
New York, NY 10022
E-mail: swolosky@olshanlaw.com; acrawford@olshanlaw.com
Attention: Steve Wolosky and Aneliya Crawford

Section 12.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 13.
Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 14.
Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 15.	Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 16.
Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 17.
Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.
CST BRANDS, INC.

By:	/s/ Kimberly S. Lubel
Name:	Kimberly S. Lubel
Title:	Chairman and CEO

INVESTORS:
JCP Investment Partnership, LP

By:	JCP Investment Management, LLC
Investment Manager

By:	/s/ James C. Pappas
Name: James C. Pappas
Title: Managing Member

JCP Drawdown Partnership, LP

By:	JCP Investment Management, LLC
Investment Manager

By:	/s/ James C. Pappas
Name: James C. Pappas
Title: Managing Member

JCP Investment Partners, LP

By:	JCP Investment Holdings, LLC
General Partner

By:	/s/ James C. Pappas
Name: James C. Pappas
Title: Sole Member

JCP Investment Holdings, LLC

By:	/s/ James C. Pappas
Name: James C. Pappas
Title: Sole Member

JCP Investment Management, LLC

By:	/s/ James C. Pappas
Name: James C. Pappas
Title: Managing Member

/s/ James C. Pappas
James C. Pappas

/s/ Joshua E. Schechter
Joshua E. Schechter

EXHIBIT A

Investor	Shares of Voting Stock Beneficially Owned

JCP Investment Partnership, LP	244,646
JCP Drawdown Partnership, LP	289,550
JCP Investment Partners, LP	534,196
JCP Investment Holdings, LLC	534,196
JCP Investment Management, LLC	534,196
James C. Pappas	534,196
Joshua E. Schechter	15,000

Aggregate total owned by Investors:	549,196

EXHIBIT B
Press Release